Exhibit 99.1

*coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 27, 2004
No.869

Coherent, Inc. Reports First Quarter Results and Strong Orders

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its first fiscal quarter ended December 27, 2003, posting sales of $108.0 million and a net loss from continuing operations of $0.3 million ($0.01 per share).

Orders received during the three months ended December 27, 2003 of $126.8 million represent a 35% increase from the same prior year period and an increase of 21% compared to orders received in the immediately preceding quarter.  Backlog of $146.6 million at December 27, 2003 compared to a backlog of $127.7 million at September 27, 2003.

Sales for the corresponding prior year period were $102.0 million and net loss was $20.5 million ($0.70 per share) inclusive of restructuring, impairment and other charges of $30.4 million ($23.5 million after-tax or $0.80 per share).  Non-GAAP income from continuing operations, excluding restructuring, impairment and other charges in the prior year period was $3.0 million ($0.10 per share).  In comparison, the immediately preceding quarter’s results were $101.5 million in sales and a net loss from continuing operations of $25.7 million ($0.86 per share).  Excluding the immediately preceding quarter’s restructuring, impairment and other charges, non-GAAP net loss from continuing operations was $8.7 million or $0.29 per diluted share.

Electro-Optics segment sales of $90.6 million for the three months ended December 27, 2003 were 16% higher than sales during the comparable prior year period and 8% higher than the three months ended September 27, 2003.  Incoming orders of $106.7 million represented a 33% increase from orders received in the like prior year period and a 20% increase from the immediately preceding fourth fiscal quarter of 2003, representing a new all-time high for the segment.

Lambda Physik segment sales of $17.4 million for the three months ended December 27, 2003 represent a decrease of 28% from the corresponding prior year period and a 3% decrease from the immediately preceding quarter.  Incoming orders of $20.1 million for the first quarter of fiscal 2004 represent a 41% improvement from the same prior year period and a 28% increase from the immediately preceding fourth fiscal quarter of 2003.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “These financial results are very gratifying. We saw a strong recovery in gross margins driven by favorable product mix, higher sales volume, and the benefits of the restructuring efforts in our Electro-Optics segment. We expect the Electro-Optics margins to further increase to the mid-40s by the end of the fiscal year.  The strong bookings for the quarter validate my belief that our business has turned the corner and improved performance lies ahead.”

Ambroseo continued, “Through our wholly owned subsidiary, Coherent Holdings GmbH, subsequent to quarter-end we achieved our goal of 95% ownership of Lambda Physik and we are currently in the process of transacting a squeeze-out resolution in accordance with the German Stock Corporation Act in order to acquire 100% ownership.  At that time, we plan on converting Lambda Physik from a stock corporation to a limited liability company, which will result in the Lambda shares being de-listed from the Frankfurt Stock Exchange.  We are looking forward to obtaining the full synergies from the combined organizations.”

Summarized statement of operations financial information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	Dec. 27, 2003	Sept. 27, 2003	Dec. 28, 2002

Net sales	$107,951	$101,519	$102,030
Cost of sales	66,517	71,134	61,587
Gross profit	41,434	30,385	40,443
Operating expenses:
Research & development	14,921	14,124	11,672
In-process research and development (A)	—	1,908	—
Selling, general & administrative (B)	25,958	28,905	23,664
Restructuring, impairment and other charges (C)	237	12,052	20,059
Intangibles amortization	1,929	1,968	835
Total operating expenses	43,045	58,957	56,230
Loss from operations	(1,611)	(28,572)	(15,787)
Other income (expense), net (D)	418	(210)	(9,769)
Loss from continuing operations before income taxes and minority interest	(1,193)	(28,782)	(25,556)
Provision (benefit) for income taxes (E)	(554)	253	(5,350)
Loss from continuing operations before minority interest	(639)	(29,035)	(20,206)
Minority interest	333	3,344	(277)
Loss from continuing operations	(306)	(25,691)	(20,483)
Income from discontinued operations	—	642	—
Net loss	$(306)	$(25,049)	$(20,483)

Net loss per basic and diluted share:
Loss from continuing operations	$(0.01)	$(0.86)	$(0.70)
Income from discontinued operations, net of income taxes	—	0.02	—
Net loss	$(0.01)	$(0.84)	$(0.70)

Shares used in computation:
Basic and diluted	30,001	29,857	29,134

(A)       In-process research and development expense for the quarter ended September 27, 2003 includes a $1,908 ($0.06 per diluted share) charge related to our purchase of 33.9% of the outstanding shares of Lambda Physik AG.

(B)       Includes $2,538 ($1,327 after-tax and net of minority interest ($0.04 per diluted share)) of severance costs incurred by Lambda Physik in the quarter ended September 27, 2003.

(C)       Restructuring, impairment and other charges in the quarter ended December 27, 2003 includes an additional $237 ($142 after tax) charge related to the previously communicated termination of activities in the Telecom Actives Group.  Restructuring, impairment and other charges in the quarter ended September 27, 2003 includes a $746 ($448 after-tax ($0.02 per diluted share)) charge related to the termination of activities in the Telecom Actives Group, $9,613 ($7,967 after-tax ($0.27 per diluted share)) for the impairment of long-lived assets related to excess manufacturing capacity and $1,693 ($1,016 after-tax ($0.03 per diluted share)) of lease termination costs.  The quarter ended December 28, 2002 includes a $13,378 ($8,288 after-tax ($0.28 per diluted share)) charge related to the termination of activities in the Telecom Actives Group, a $3,060 ($2,672 after-tax ($0.09 per diluted share)) charge related to our exit from the passive telecom market and a $3,723 ($2,306 after-tax ($0.08 per diluted share)) allowance against a note receivable.

(D)       The quarter ended December 28, 2002 includes an impairment charge on the Lumenis shares held by Coherent of $10,212 ($10,212 after-tax ($0.35 per diluted share)).

(E)         Included in the September 27, 2003 quarter end is a $5,566 after-tax and net of minority interest ($0.19 per diluted share) charge related to the establishment of a valuation allowance against Lambda Physik’s deferred tax assets and an income tax benefit of $1,203 ($0.04 per diluted share) for a refund of prior years’ taxes.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Dec. 27, 2003	Sept. 27, 2003 (A)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$136,159	$134,671
Restricted cash, cash equivalents and short-term investments (B)	15,224	15,284
Short-term equity investments	—	277
Accounts receivable, net	74,229	73,118
Inventories	103,582	100,147
Prepaid expenses and other assets	55,517	75,485
Total current assets	384,711	398,982
Property and equipment, net	171,110	146,399
Restricted cash, cash equivalents and short-term investments (B)	38,710	38,660
Other assets	124,846	125,324
Total assets	$719,377	$709,365

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$14,162	$14,140
Accounts payable	16,778	17,632
Other current liabilities	61,399	69,341
Total current liabilities	92,339	101,113
Long-term obligations	27,667	27,911
Other long-term liabilities	38,131	36,483
Total stockholders’ equity	561,240	543,858
Total liabilities and stockholders’ equity	$719,377	$709,365

(A)       Derived from audited financial statements for the year ended September 27, 2003.

(B)       Represents cash, cash equivalents and short-term investments restricted under the Star Medical notes payable arrangement ($45,542), for the purchase of the remaining outstanding shares of Lambda Physik AG ($8,351) and other ($41).

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended
	Dec. 27, 2003	Sept. 27, 2003	Dec. 28, 2002
GAAP net loss	$(306)	$(25,049)	$(20,483)
Restructuring, impairment and other charges	142	9,431	13,266
Write-down of Lumenis investment	—	—	10,212
Discontinued operations	—	(642)	—
Tax benefit for refunds related to prior years’ taxes	—	(1,203)
In-process research and development	—	1,908	—
Lambda Physik severance costs (1)	—	1,327	—
Deferred tax asset valuation allowance (2)	—	5,566	—
Non-GAAP net income (loss)	$(164)	$(8,662)	$2,995

Non-GAAP net income (loss) per share	$(0.01)	$(0.29)	$0.10

(1)         Net of minority interest of $349.

(2)         Net of minority interest of $2,238.

The Company’s conference call scheduled for 1:30 p.m. PST today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

The statements in this press release that relate to future plans, events or performance, including statements such as our business has turned the corner and improved performance lies ahead, we expect the Electro-Optics margins to further increase to the mid-40s by the end of the fiscal year, and we are looking forward to obtaining the full synergies from the combined organizations are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, any effects from future outbreaks of severe acute respiratory syndrome or SARS, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Company may provide non-GAAP financial measures (as defined by the SEC in Regulation G) in our earnings conference call and in any other company presentations during the quarter.  Non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial performance and its future prospects. Any non-GAAP financial measures are not intended to replace the Company’s GAAP results.  The Company’s intention is to include the most directly comparable GAAP financial measures and a reconciliation of the differences between each non-GAAP financial measure used and the most directly comparable GAAP financial measure.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056-0980 • Telephone (408) 764-4000